Exhibit 10.16
C.H. ROBINSON WORLDWIDE, INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
As Amended and Approved on Feb. 4, 2026

1.Purpose. The purpose of the C.H. Robinson Worldwide, Inc. Annual Incentive Plan (the “Plan”) is to provide executive officers of C.H. Robinson Worldwide, Inc. (the “Company”) with incentives to achieve annual performance objectives established for the Company and its subsidiaries and to advance the interests of the Company and its shareholders by promoting the Company’s pay for performance philosophy.

2.Definitions.

(a)“Award” means an incentive award granted pursuant to the Plan which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a payment under the Plan, with such payment determined by the attainment of Performance Goals with respect to a Performance Period.

(b)“Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before deductions for taxes, benefits and deferrals of compensation pursuant to any Company or subsidiary-sponsored plans.

(c)“Board” means the Board of Directors of the Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Committee” means the Talent & Compensation Committee of the Board, or such other committee as may be designated by the Board to administer the Plan.

(f)“Eligible Employee” means an executive officer or other senior executive of the Company.

(g)“Equity Plan” means the Company’s 2022 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan.

(h)“Participant” means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1.

(i)“Performance Measures” means one or a combination of two or more financial, operational, individual, or other performance metrics, as approved by the Committee. The performance measures may include, without limitation, individual performance, relative volume outgrowth, earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization (which may be adjusted for items including, without limitation, non-cash expenses (including stock-based compensation) and unusual and non-recurring events); total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital

Exhibit 10.16
employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; strategic partnerships or transactions; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; corporate development and planning goals; and other measures of performance selected by the Committee.

(j)“Performance Period” means the period of time specified by the Committee, which unless otherwise specified, shall be one calendar year, over which the degree of attainment of specified performance goals will be measured.

(k)“Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.

3.Participation.
3.1Eligibility. The Committee will designate such Eligible Employees as it deems appropriate to be a Participant for a Performance Period. The Committee’s designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant’s continued employment by the Company or its subsidiaries, and may be rescinded at any time as to future Performance Periods by the Committee. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.

3.2New Hires. If determined by the Committee, an Eligible Employee who commences employment with the Company or an individual who becomes an Eligible Employee during a Performance Period may become a Participant for such Performance Period, commencing on the date such Eligible Employee commences employment with the Company, or becomes eligible to participate in the Plan, and will receive a pro-rated Award for such partial Performance Period. Awards.

Exhibit 10.16
4.Awards.

4.1Allocation of Awards. Prior to, or reasonably promptly following the (a) commencement of each Performance Period or (b) new hire or new eligibility of a Participant, as applicable, the Company, in its sole discretion, shall establish the Target Award for each Participant, and the terms and conditions that will govern the Award. Different terms and conditions may be established by the Committee for different Awards and for different Participants. The Award may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

4.2Performance Goals. The payment of an Award will be contingent upon the degree of attainment over the applicable Performance Period of one or more Performance Measures. For any Performance Period, the Committee will select the applicable Performance Measure(s), specify the performance goal(s) based on those Performance Measures, and specify the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied.

4.3Adjustments. The Committee may, in its discretion, modify the performance goals applicable to a Performance Period if such modification is appropriate to reflect the original intent of such performance goals, including (but not limited to) adjustments relating to items such as restructuring, nonrecurring charges or nonrecurring events such as mergers, acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles.

4.4Determination of Awards. Following the completion of each Performance Period, the Committee shall determine the degree to which the specified performance goals based on the Performance Measures selected for that Performance Period were attained and the amounts payable to Participants in connection with Awards for that Performance Period.

The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to increase, reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason.

4.5Payment of Awards. Each Participant shall receive payment as soon as practicable following the Committee’s determination made pursuant to this Section 4, but in no event later than two and one-half months after the end of the applicable Performance Period. Payment of an Award will be made in a cash lump sum or, in the Committee’s discretion, in the form of shares of Company common stock under the Equity Plan.

4.6Termination of Employment. Unless otherwise provided by the Company’s Executive Separation and Change in Control Plan or an individual agreement with a Participant, any Participant whose employment with the Company terminates prior to the end of a Performance Period will forfeit all rights to receive an Award payment under the Plan for that

Exhibit 10.16
Performance Period. Notwithstanding the foregoing, if a Participant’s employment is terminated during a Performance Period due to death or permanent disability, the Committee may, in its discretion, provide for a pro-rated Award payment based on the number of days the Participant was employed by the Company during such Performance Period, but such pro-rated incentive amount will be paid only if all other applicable requirements of the Plan are satisfied, including the Committee’s determination of the extent that, if any, the performance goals for the applicable Performance Period has been met.

5.Administration. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan.

6.Effective Date of the Plan. The Plan shall become effective on January 1, 2026. The Plan shall remain in effect until it has been terminated pursuant to Section 9.

7.Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a Participant with or without cause.

8.Taxes.

8.1Withholding. All payments of Awards made pursuant to this Plan will be subject to withholding for all applicable taxes and contributions required by law to be withheld therefrom.

8.2Code Section 409A. It is intended that all Awards under the Plan will qualify as short-term deferrals exempt from the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Code Section 409A. The Plan shall be interpreted and construed accordingly.

9.Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid.

Exhibit 10.16
10.Other Provisions.

10.1Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by Awards under the Plan. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

10.2Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Minnesota without regard to conflicts of law.

10.3Beneficiaries; Non-Transferability. Each Participant may designate a beneficiary or beneficiaries to receive a payment under any Award payable on or after the Participant’s death. In the absence of a beneficiary designation, or if no beneficiaries have survived the Participant, any payment under an Award will be paid to Participant’s estate upon death. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.

10.4Forfeiture and Recovery of Compensation.

(a)Misconduct. Notwithstanding any other provision of this Plan, any Participant who embezzles or misappropriates Company funds or property, or who the Company has determined has failed to comply with the terms and conditions of any of the following agreements which he or she may have executed in favor of the Company: (i) Confidentiality and Noncompetition Agreement, (ii) Management-Employee Agreement, (iii) Sales-Employee Agreement, (iv) Data Security Agreement, or (v) any other agreement containing post-employment restrictions, will automatically forfeit all rights under the Plan to receive any unpaid Awards, whether or not the applicable Performance Period has ended.

(b)Compensation Recovery Policy. Notwithstanding any other provision of this Plan to the contrary, an Award (and any compensation paid in cash or shares under the Award) is subject to recoupment in accordance with (i) the terms of the Company’s Required Compensation Recovery Policy or Supplemental Compensation Recovery Policy as such policies may be in effect from time to time; (ii) any other compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder, and any listing rules or other rules and regulations implementing the foregoing; (iii) any other incentive compensation recoupment policy or agreement; or (iv) as otherwise required by law or listing rules (the “Policies”). This Plan will be automatically and unilaterally amended to comply with any such Policy.